Exhibit 99.1

Zynex Announces 2019 Second Quarter Earnings

• Revenue increased 36% year over year to $10.3 million

• Orders increased 65% year over year

• Net income $2.2 million; Diluted EPS $0.06

• Adjusted EBITDA $2.8M

• Twelfth consecutive quarter of positive net income

ENGLEWOOD, CO – July 31, 2019 – Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, today reported financial results for its second quarter ended June 30, 2019.

Second Quarter Financial Results Summary:

For the second quarter, the Company reported net revenue of $10.3 million, a 36% increase over Q2-2018. Gross margins were 81% in the second quarter of 2019 and net income was $2.2 million.

Adjusted EBITDA was $2.8 million in the second quarter of 2019 and 2018.

The Company generated $2.4 million of cash from operations during the second quarter of 2019. As of June 30, 2019, the Company had working capital of $11.9 million compared to $7.3 million at December 31, 2018. Cash on hand was $10.1 million at the end of the second quarter.

President and CEO Commentary:

Thomas Sandgaard, CEO said: “We followed our strong first quarter with continued growth in the second quarter with revenue of $10.3 million and net income of $2.2 million. Orders grew 65% compared to the second quarter of 2018 and were 48% higher year to date compared to the first half of 2018.

In the second quarter, we continued to expand our sales force. We expect the addition of new sales reps to have an impact on order and revenue growth this year and going forward.

We continue to advocate for pain patients, and for physicians to prescribe our NexWave technology as the first line of defense in treating chronic and acute pain without side effects. We are dedicated to promoting our technology in an effort to remove patient addiction and other side effects from prescription opioids.”

Third Quarter 2019 Guidance:

The estimate range for the third quarter revenue is between $10.7 and $11.2 million with Adjusted EBITDA between $2.4 and $2.9 million as we continue to invest in growing our sales force. The revenue estimate is approximately 32% to 38% above last year’s third quarter revenue of $8.1 million.

Conference Call and Webcast Details:

Wednesday, July 31, 2019 at 2:15 p.m. MT – 4:15 p.m. ET

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast:

https://www.webcaster4.com/Webcast/Page/1487/31127

US PARTICIPANT DIAL IN (TOLL FREE):	1-844-825-9790
INTERNATIONAL DIAL IN:	1-412-317-5170
Canada Toll Free:	1-855-669-9657

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, other income/expense and stock compensation). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Zynex

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex is also developing a new blood volume monitor for use in hospitals and surgery centers.  For additional information, please visit: Zynex.com.

Safe Harbor Statement

Certain statements in this release are "forward-looking" or projections and as such are subject to numerous risks and uncertainties. The company makes no express or implied representation or warranty as to the completeness of this information or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement for our products from health insurance companies, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force and other risks described in our filings with the Securities and Exchange Commission including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2018 as well as Forms 10-Q, 8-K and 8-K/A, press releases and the Company's website.

Contact:

Zynex, Inc.
(303) 703-4906

Investor Relations Contact:
Amato and Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

ZYNEX, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS)

(unaudited)

	June 30,	December 31,
	2019	2018
		(as adjusted)
ASSETS
Current assets:
Cash	$10,054	$10,128
Accounts receivable, net	3,540	2,791
Inventory, net	1,325	837
Prepaid expenses and other	833	568
Total current assets	15,752	14,324

Property and equipment, net	822	819
Operating lease asset	4,323	3,050
Financing lease asset	9	19
Deposits	342	314
Long term deferred income taxes	591	725
Total assets	$21,839	$19,251

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	1,829	1,552
Lease liability - operating leases	965	671
Lease liability - financing leases	14	14
Income taxes payable	-	688
Dividends payable	11	2,270
Accrued payroll and related taxes	1,009	908
Deferred insurance reimbursement	-	880
Total current liabilities	3,828	6,983
Long-term liabilities:
Lease liability - operating leases	3,940	2,967
Lease liability - financing leases	4	10
Total liabilities	7,772	9,960

Stockholders' equity:
Preferred stock	-	-
Common stock	34	34
Additional paid-in capital	8,592	8,157
Treasury stock	(3,846)	(3,675)
Accumulated earnings	9,376	4,864
Total Zynex, Inc. stockholders' equity	14,156	9,380
Non-controlling interest	(89)	(89)
Total stockholders' equity	14,067	9,291
Total liabilities and stockholders' equity	$21,839	$19,251

ZYNEX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
NET REVENUE
Devices	$2,288	$1,673	$4,263	$3,261
Supplies	8,009	5,900	15,230	11,189
Total net revenue	10,297	7,573	19,493	14,450

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - rental, product & supply	1,948	1,330	3,732	2,566
Sales and marketing	3,081	1,457	5,554	2,763
General and administrative	2,684	2,071	5,367	4,450
Total costs of revenue and operating expenses	7,713	4,858	14,653	9,779

Income from operations	2,584	2,715	4,840	4,671

Other income (expense)
Deferred insurance reimbursement	-	-	880	-
Interest expense	-	(37)	-	(153)
Other income (expense), net	-	(37)	880	(153)

Income from operations before income taxes	2,584	2,678	5,720	4,518
Income tax expense	422	260	1,208	179
Net Income	$2,162	$2,418	$4,512	$4,339

Net income per share:
Basic	$0.07	$0.07	$0.14	$0.13
Diluted	$0.06	$0.07	$0.13	$0.13

Weighted average basic shares outstanding	32,326	32,620	32,279	32,610
Weighted average diluted shares outstanding	33,953	34,169	33,837	34,291

ZYNEX, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018

Net income	$2,162	$2,418	$4,512	$4,339
Depreciation and Amortization	76	42	142	68
Stock-based compensation expense	158	53	297	116
Other (income)/expense, net	-	37	(879)	153
Income tax expense (benefit)	422	260	1,208	179
Adjusted EBITDA	$2,818	$2,810	$5,280	$4,855
% of Net Revenue	27%	37%	27%	34%